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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                   FORM 8-A/A

                     FOR REGISTRATION OF CERTAIN CLASSES OF
                 SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                  GLIATECH INC.
                                  -------------
             (Exact name of registrant as specified in its charter)


              Delaware                                          34-1587242
              --------                                          ----------
(State of incorporation or organization)                      (IRS Employer
                                                           Identification No.)


 23420 Commerce Park Road, Cleveland, Ohio                         44122
 -----------------------------------------                         -----
 (Address of principal executive offices)                       (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates:
                                                         N/A
                                                       -------
                                                   (If  applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                 Name of each exchange on which
     to be so registered                 each class is to be registered
     -------------------                 ------------------------------

------------------------------      ---------------------------------------

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Securities to be registered pursuant to Section 12(g) of the Act:


                       Rights to Purchase Preferred Shares
                       -----------------------------------
                                 Title of class


                       ------------------------------------
                                 Title of class


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ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         On November 17, 1999, the Board of Directors of Gliatech Inc. (the "Company") adopted Amendment No. 1 (the "Amendment") to the Rights Agreement, dated as of July 1, 1997 (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as rights agent. The Amendment provides that the State of Wisconsin Investment Board ("SWIB") shall not be deemed to be an Acquiring Person (as defined in the Rights Agreement) unless and until such time as SWIB shall have become the Beneficial Owner (as defined in the Rights Agreement) of a percentage of the Company's Common Shares then outstanding that equals or exceeds the SWIB Percentage. "SWIB Percentage" means 20% to and including January 14, 2001, at which time the SWIB Percentage shall be reduced to (i) 15%, if SWIB is not the Beneficial Owner of 15% or more of the Common Shares of the Company outstanding at the close of business on January 14, 2001 or (ii) if SWIB is the Beneficial Owner of 15% or more of the Common Shares of the Company outstanding at the close of business on January 14, 2001, the next highest whole percentage (which shall not exceed 20%) in excess of the percentage of Common Shares of the Company then outstanding beneficially owned by SWIB.

ITEM 2.  EXHIBITS.

         Exhibit
          Number       Exhibit
          ------       -------

            4.1        Amendment No. 1 to the Rights Agreement

           99.1        Press release, dated November 18, 1999


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                               GLIATECH INC.


                               By:      /s/ Rodney E. Dausch
                                   -------------------------------------
                                   Name:    Rodney E. Dausch
                                   Title:   Chief Financial Officer,
                                            Secretary and
                                            Executive Vice President - Finance

Dated:  November 19, 1999


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         INDEX TO EXHIBITS


        EXHIBIT
        NUMBER           EXHIBIT
        ------           -------

          4.1            Amendment No. 1 to the Rights Agreement

         99.1            Press release, dated November 18, 1999



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